Comstock Mining Announces Second Quarter 2011 Results

VIRGINIA CITY, NV (August 11, 2011) -- Comstock Mining Inc. (the "Company") (AMEX: LODE) today announced selected unaudited financial results for the second quarter ended June 30, 2011.

2011 Second Quarter Highlights:

•
During the quarter, the Company successfully advanced its drilling program to completion, by completing the infill drilling on the Hartford, Lucerne and Justice claims for the starter mine; completing the first and second phases of development drilling in the Dayton Resource Area; and completed the first phase development drilling on the East-Side target in the Lucerne Resource Area;

•
Net loss for Q2 2011 was $4.7 million, resulting primarily from operating expenses of $5.4 million, mainly for development drilling and general and administrative expenses, offset by a $0.5 million non-cash gain resulting from a change in the fair value of the contingent dividend obligation;

•
Operating expenses for Q2 2011 were $5.4 million, versus $2.1 million in Q1 2010.  The increase resulted primarily from an increase of $1.8 million, for accelerated development drilling and related activities, and an increase of $1.4 million for general, administrative, contractor and professional fees;

•	There was nominal interest expense for Q2 2011, versus $1.1 million in Q2 2010. The decrease resulted from the extinguishment of all of our senior debt obligations in October 2010;

•
Net cash used by operating activities in Q2 2011 was $3.3 million, versus $1.9 million in Q2 2010. The increased use of $1.4 million in cash resulted from increased operating expenses, primarily $1.8 million associated with development drilling activities and $0.5 million for use of general, administrative, contractor and professional fees, offset somewhat by a higher net source of cash from changes in other operating assets and liabilities of $0.8 million;

•	Total debt at June 30, 2011, was $1.0 million as compared to total debt at year-end 2010 of $1.5 million; all relating to mortgage obligations; and

•	Cash, cash equivalents and investments at June 30, 2011 were $21.5 million compared to $29.8 million at December 31, 2010.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

2011 YTD Highlights

•
Net loss for the six months ended June 30, 2011 was $7.1 million, resulting primarily from operating expenses of $8.6 million, including $5.2 million for development drilling activities, $2.3 million for general and administrative expenses and $0.9 million in professional fees, offset by a $1.2 million non-cash gain resulting from a change in the fair value of the contingent dividend obligation;

•
Operating expenses six months ended June 30, 2011 were $8.6 million, versus $3.2 million for the same period in 2010.  The increase of $5.4 million resulted primarily from an increase of $3.5 million for exploration drilling and related activities and an increase of $1.3 million for general and administrative expenses and $0.5 million in contractor and professional fees;

•
There was nominal interest expense for the six months ended June 30, 2011, versus $1.9 million for the same period in 2010.  The decrease resulted from the extinguishment of all of our senior debt obligations in October 2010;

•
Net cash used in operations for the six months ended June 30, 2011, was $5.9 million, versus $3.7 million for the same period in 2010. The variance resulted primarily from increased expenses of $3.5 million associated with drilling activities and $0.9 million associate with administrative and consulting expenses; offset by a higher net source of cash from changes in other operating assets, liabilities and interest payable of $2.5 million; and

•
Net cash used in investing activities for the six months ended June 30, 2011 was $2.4 million, resulting primarily from $1.2 million for the acquisition of mineral rights and properties, $0.5 million for the acquisition of the Gold Hill Hotel and $0.7 million, for net purchases of securities, mainly certificates of deposit.

“This quarter we completed our largest, most successful drilling campaign and continued a high rate of discovery and productivity, including the discovery of high grades of gold and the prevalent deposits of silver. These results will be included in an updated 43-101 technical report resource estimate, expected to be completed in September of this year,” said Corrado De Gasperis, Chief Executive Officer of Comstock Mining Inc.  “With a strong production team, metallurgical testing and mine planning completed and equipment ordered we are on track to begin production at our starter mine by the end of the year.”

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Exploration and Mine Development

The Company’s recently completed drill program began on October 25, 2010, and continued through July 15, 2011.  A total of 340 reverse circulation holes were completed since the program’s inception, totaling 118,361 feet, using three drill rigs.

Comstock’s strategic plan required additional infill drilling and metallurgical testing prior to the resumption of mining.  The information from the completed drilling and metallurgical programs provided the input for developing the detailed mine plan for reopening the mine, fine-tuning the Company’s mineral processing procedures to maximize metal recovery and updating our global mineralized material estimates.

During the second quarter of 2011, infill drilling was completed on the Hartford, Lucerne and Justice claims in the Lucerne Resource Area; the second phase of development drilling was completed in the Dayton Resource Area; and the first phase of development drilling was completed on the East-Side target in the Lucerne Resource Area.

A total of 133 reverse circulation holes were completed during the quarter, totaling 48,375 feet, using three drill rigs.  A total of 6 core holes were drilled in the second quarter of 2011, totaling 1,114 feet.  A total of 15 core holes were drilled since the drill program’s inception, totaling 3,584 feet.  Two of the core holes were in the Dayton Resource Area, two were in the East-Side target, and eleven were for the Lucerne Resource Area starter pit.  The core holes were drilled to meet three goals: to twin and confirm the results of specific RC holes; to provide core for metallurgical testing; and to provide geotechnical information for finalizing the pit slope design.

 A series of 20 column leach tests began December 9, 2010, and proceeded with daily readings of the recovered gold and silver.  These metallurgical column tests simulate the heap leaching process and provide information on recovery versus time that was needed to finalize design of the Company’s updated heap leach facility.  These metallurgical tests were completed, with positive results, in the third quarter.

Production Staffing

During the second quarter, the Company announced that it had hired a number of experienced mining professionals.  These key additions to the Company’s staff brought demonstrated skills and experience, including safety, operations management, mine engineering and metallurgical experience, that will be invaluable as Comstock prepares for mining production in 2011. On April 18, 2011, the Company announced that Mike Norred had joined the Company as Vice President of Strategic Resource Planning, Cliff Nelson joined the Company as Vice President of Operations, and Dr. Edouard Zoutomou joined the Company as Metallurgical Process Manager.  Each of these professionals brings over 30 years of experience.  On June 20, 2011, the Company announced that Randy Harris had joined the Company as Directory of Safety.  Randy is our twelfth new hire this year bringing us to a current total of 30 mining professionals at June 30, 2011.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Production

On May 11, 2011, the Company engaged the Goodfellow Corporation of Boulder City, Nevada, to assemble, deliver and install a new, two-stage crushing facility, complementing our existing heap leach processing facility.  The plant design includes a primary jaw crusher and a secondary cone crusher for our American Flat processing facility.  On July 7, 2011, the Company signed an agreement with Scotia International Inc. of Nevada, to refurbish and upgrade our Merrill-Crowe processing plant and refinery.

These upgraded facilities will provide the capacity to meet the Company’s permitted initial production rate of 720,000 tons per year, with significant growth capacity for increased production rates in the future. The costs for the crushing facility and the Merrill-Crowe processing plant and refinery are approximately $2.1 million and $1.4 million, respectively.

On July 27, 2011, the Company received its Mercury Operating Permit #AP1041-2690, issued under a new air quality program that is administrated by the Nevada Division of Environmental Protection (NDEP) – Bureau of Air Quality that requires all gold mining companies that use thermal processes for gold recovery to monitor and manage, through engineering controls, any mercury fumes or liquid metal that is derived from the precious metal ore as a by-product.  This air permit ensures employee and public safety during the final stages of precious metals recovery.  The Comstock ore has very little naturally occurring mercury content relative to many other gold mining operations in Nevada.  Issuance of this new permit allows for the construction of a Melt Furnace and a Mercury Retort.   This permit is a critical prerequisite for recommencing production. For clarity, the Company does not use mercury at any time in the processing of gold and silver. All the equipment will be located at our American Flats processing location.

The Company has also applied for an Air Quality Permit, primarily associated with our new crushing facilities.  This permit, to be issued by the Nevada Division of Environmental Protection (NDEP), is required before mining and processing can recommence and will require a public notice period identical to our recently issued Mercury Operating to Construct Permit, making issuance most likely in October.  However, certain preparatory activities can begin almost immediately with an operating permit for surface area disturbance (SAD).  These activities include land clearing, excavation and leveling. The Company has submitted permit request and anticipates receiving the SAD permission in early September.

The Company’s near term production plans also includes expanding the existing heap leach to approximately 4 million tons of capacity.  This expansion is designed to accommodate the tons anticipated from the final starter mine plan for production.

The Company is currently updating its reclamation plan for progress on its expansion activities and for its current three-year plan, which the Company anticipates will be approved in the third quarter of this year. including the associated increase in the reclamation bond requirement for the updated plan, including these expansions, estimated at approximately $5 million.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Corporate

On May 1, the Company acquired the historic Gold Hill Hotel for $840,000 consisting of a $500,000 cash payment and a $340,000 seller’s note.  The Gold Hill Hotel is a historic site and is recognized as one of Nevada’s Oldest Hotels established in 1861 during Nevada’s gold rush. The hotel boasts 17 rooms spread across five structures that include the original hotel and addition; and three original (lodge/bungalow) structures constructed circa 1860, with the most recent addition being constructed in 1988.  The property consists of approximately 14,384 square feet of improvements situated on 2.63 acres of land located in Gold Hill, Nevada.

On October 20, 2010, the Company raised approximately $35.75 million. Through June 30, 2011, we have used approximately $11.1 million of those proceeds to advance our strategic operating plan.  Specifically, we expended $6.0 for exploration and mine development, $2.0 million for mineral and other properties, $2.0 million for general corporate matters, including $1.1 million for legacy payables.  We also spent $1.1 million towards the crushing facility and related production expenses.  We also used $3.2 million for the direct transaction fees and related costs.  Cash, cash equivalents and investments on hand at June 30, 2011, totaled approximately $21.5 million.

On June 10, 2011 the Company’s common stock began trading on the NYSE Amex exchange, under the symbol LODE.

During the six month period ended June 30, 2011, 151 shares of Series A-2 convertible preferred stock and 3,299 shares of Series B convertible preferred stock were converted into 231,443 and 1,999,387 shares of common stock, respectively.  Subsequent to June 30, 2011, and through August 10, 2011, preferred shareholders converted 926 shares of convertible preferred stock into 561,362 common shares. Common shares and convertible preferred shares outstanding at August 9, 2011, totaled 25,426,460 and 61,529, respectively.

Outlook

Comstock’s near term outlook is focused on two strategic factors: updating the Company’s NI 43-101 technical report for all of the productive efforts accomplished since October 2010, and production starting up this year.

Regarding the updated  NI 43-101 technical report, the Company anticipates a material increase in its resource, updated metallurgy and final mine plan, amongst other updates, by September.

Regarding production startup, the Company has recently completed full heap leach, column simulation metallurgical testing, with positive results; finalized metallurgical process and equipment design, finalized its starter mine and production plans for the Lucerne Resource Area and ordered its crushing facility and Merrill Crowe expansion.  The Company is also in the process of purchasing its rolling stock and related equipment, updating its reclamation bond plan, hiring the remaining professional mining staff and securing the remaining critical permit for production.   Pre-production activities will commence in September with full production scheduled by year-end.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Conference Call

The Company will host a conference call today at 11:00 a.m. Pacific Time/2:00 p.m. Eastern Time.  The live call will include a moderated Q&A, after the prepared remarks.  The dial-in telephone numbers for the live audio are as follows:

North American Toll Free: 1-866-544-4625

Canada Local / International: 416-849-2726

The audio will be available following the call, and for 30 days thereafter, at http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production.  The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining.  The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations in 2011, with annual production rates of 20,000 gold equivalent ounces.

Cautionary Note to U.S. Investors
This press release uses the terms “measured resources,” “indicated resources,” “inferred resources,” and “historical resources” which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification system.  The United States Securities and Exchange Commission (the “SEC”) does not recognize these terms and the SEC guidelines (Industry Guide 7) provide that such terms shall not be included in a registrant’s filings with the SEC (unless required to be disclosed by foreign or state law).  The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Forward-Looking Statements
This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements.  Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or loses on debt extinguishment,  derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

 The words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "intend," "may," "will," "would," "potential" and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential inability to obtain requisite permits or zoning clearance; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to maintain our listing on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities.  All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
Joanna Longo, Investor Relations P.O. Box 1118
Virginia City, NV 89440
Tel (775) 847-4755
Fax (800) 750-5740
longo@comstockmining.com
www.comstockmining.com

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740